Exhibit 99.1

Cognex Corporation Announces Fourth Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the fourth quarter and year ended December 31, 2007. Revenue, net income and earnings per share reported for the quarter and year ended December 31, 2007 are compared to the fourth quarter of 2006, the third quarter of 2007, and to the year ended December 31, 2006 in Table 1 below.

Table 1

	Revenue	Net Income	Earnings per Diluted Share
Quarterly Comparisons
Current quarter: Q4-07	$65,321,000	$11,094,000	$0.25
Prior year’s quarter: Q4-06	$58,305,000	$9,505,000	$0.21
Change from Q4-06 to Q4-07	12%	17%	22%
Prior quarter: Q3-07	$54,745,000	$7,343,000	$0.17
Change from Q3-07 to Q4-07	19%	51%	51%
Year to Date Comparisons
Year ended December 31, 2007	$225,737,000	$26,899,000	$0.61
Year ended December 31, 2006	$238,424,000	$39,855,000	$0.85
Change from 2006 to 2007	(5%)	(33%)	(29%)

The effect of stock option expensing on certain line items in the P&L as reported under GAAP is shown in Exhibit 2.

“The fourth quarter of 2007 was a very good quarter for Cognex,” said Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex. “I am pleased to say that revenue and earnings per share, excluding stock option expense, were at the highest level since the Internet bubble burst seven years ago. In addition, we set two new records for quarterly revenue; first in the Surface Inspection market, where we had revenue of $12 million in the fourth quarter, and second in the Factory Automation market, where revenue was $40 million and now represents our largest market.”

Dr. Shillman continued, “I am feeling more optimistic about our future today than I was at this point last year. We spent a great deal of time, effort and money in 2007 working on product development and realigning our sales force. As a result of both of those efforts, we expect to introduce a number of important new products in 2008, and our direct sales team and network of distributors are starting 2008 energized and focused on selling. It appears that 2008 will be a great year for Cognex.”

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2007

  Revenue for the fourth quarter of 2007 increased 12% from the fourth quarter of 2006, and 19% from the prior quarter due to higher sales to the Factory Automation and Surface Inspection markets, both of which set new records for quarterly revenue. Notably, the increase in Factory Automation revenue, both year-on-year and sequentially, was across a number of different industries with the largest increase in absolute dollars from Europe. The increase in Factory Automation and Surface Inspection was offset somewhat by a decline in the Semiconductor and Electronics Capital Equipment Market, which has been in a cyclical slowdown since early 2006.
  Gross margin was 73% in the fourth quarter of 2007, 72% in the fourth quarter of 2006 and 73% in the prior quarter. The increase in gross margin year-on-year is primarily due to the higher sales volume in the fourth quarter of 2007. Gross margin was flat on a sequential basis despite higher revenue due to product mix; a greater percentage of revenue in the fourth quarter of 2007 as compared to the third quarter came from the sale of surface inspection systems than from modular vision systems.
  Research, Development & Engineering (R, D & E) spending in the fourth quarter of 2007 increased 19% from the fourth quarter of 2006 and 11% from the prior quarter. The increase in R, D & E spending year-on-year is due to higher employee-related costs, contract labor and patent-related costs. The sequential increase is due to higher patent-related costs and stock option expense.
  Selling, General & Administrative (S, G & A) spending in the fourth quarter of 2007 increased 11% from both the fourth quarter of 2006 and the prior quarter. The increase in S, G & A spending, both year-on-year and sequentially, is due to higher costs related to additional sales headcount, professional fees, and the impact of foreign exchange rates on the company’s international operations. Higher stock option and marketing expenses also contributed to the increase on a sequential basis.
  Cognex reported foreign currency gains of $367,000 in the fourth quarter of 2007, $374,000 in the fourth quarter of 2006 and $353,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.
  Investment and other income was $2,110,000 in the fourth quarter of 2007, $1,581,000 in the fourth quarter of 2006 and $1,881,000 in the prior quarter. The increase, both year-on-year and sequentially, is due to higher yields on invested balances. Higher rental income in 2007 also contributed to the increase over the fourth quarter of 2006.
  The effective tax rate was 19% in the fourth quarter of 2007, 19% in the fourth quarter of 2006 and 21% in the third quarter of 2007. Excluding the items described below, the tax rate would have been 19% in the fourth quarter of 2007, 25% in the fourth quarter of 2006 and 26% in the prior quarter. The decrease, both year-on-year and sequentially, is primarily due to more of the company’s profits being earned in lower tax jurisdictions.
-- The fourth quarter of 2007 includes a benefit of approximately $1,500,000 resulting from a reduction in the effective tax rate for 2007 as more of the company's profits were earned in lower tax jurisdiction than expected. It also includes unfavorable adjustments of $1,350,000 for possible tax exposures recognized under FIN 48, and $191,000 for capital loss carry forwards that are not expected to be utilized.

-- The fourth quarter of 2006 includes favorable adjustments of approximately $700,000 due to adjusting an estimate of a tax audit settlement upon filing the actual tax return, and the retroactive reinstatement of the Research & Development tax credit.

-- The third quarter of 2007 includes a net tax benefit of $421,000 resulting primarily from the difference between taxes paid upon filing the actual tax returns for 2006 and the estimated expense recorded for that year.

Balance Sheet Highlights – December 31, 2007

  Cognex’s financial position at December 31, 2007 was very strong, with approximately $268,000,000 in cash and investments and no debt. In 2007, Cognex generated positive cash flow from operations of more than $48,000,000, paid out approximately $15,000,000 in dividends to shareholders, and spent more than $32,000,000 to repurchase approximately 1,430,000 shares of its common stock on the open market.
  Days sales outstanding (DSO) for the fourth quarter of 2007 was 52 days, and remains within the company’s targeted range.
  Inventories at December 31, 2007, decreased by approximately $3,100,000, or 10%, from the end of 2006, and inventory turns in the fourth quarter were equivalent to 2.4 times per year. The impact of foreign exchange rates added approximately $2,000,000 to the inventory balance in 2007; excluding this impact, inventories would have decreased by more than $5,100,000, or 17%.

Financial Outlook

For the first quarter of 2008, Cognex expects revenue to be between $58 million and $61 million. Although this range is lower than the revenue reported for the fourth quarter of 2007, it represents a significant increase as compared to the first quarter of 2007. Gross margin is expected to be in the low-70% range. Operating expenses (R, D & E and S, G & A) are expected to be essentially flat on a sequential basis. The effective tax rate is expected to be 23%. As a result of the above, earnings for the first quarter of 2008 are expected to be between $0.13 and $0.18 per diluted share.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the fourth quarter of 2007, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 866-814-8448 (or 703-639-1367 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Sunday, February 17, 2008. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1185094.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 400,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall” and similar words. These forward-looking statements, which include statements regarding business and market trends, the company’s product development and sales efforts, revenue growth and the company’s financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or a significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole-source suppliers of critical components; (7) the inability to attract and retain skilled employees; (8) the inability to design and manufacture high-quality products; (9) the technological obsolescence of current products and the inability to develop new products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the failure to properly manage the distribution of products and services; (12) the inability to protect Cognex proprietary technology and intellectual property; (13) the company’s involvement in time-consuming and costly litigation; (14) the impact of competitive pressures; (15) the challenges in integrating acquired businesses and achieving expected results; (16) exposure to additional tax liabilities; and (17) the other risks detailed in the company’s reports filed with the SEC, including the company’s Form 10-K for the fiscal year 2007. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2007	2006	2007	2006

Revenue	$65,321	$54,745	$58,305	$225,737	$238,424

Cost of revenue (1)	17,464	14,618	16,193	64,484	64,943

Gross margin	47,857	40,127	42,112	161,253	173,481
Percentage of revenue	73%	73%	72%	71%	73%

Research, development, and engineering expenses (1)	9,681	8,704	8,111	34,335	32,607
Percentage of revenue	15%	16%	14%	15%	14%

Selling, general, and administrative expenses (1)	26,949	24,303	24,208	99,819	96,678
Percentage of revenue	41%	44%	42%	44%	41%

Operating income	11,227	7,120	9,793	27,099	44,196
Percentage of revenue	17%	13%	17%	12%	19%

Foreign currency gain (loss)	367	353	374	279	(333)

Investment and other income	2,110	1,881	1,581	7,707	6,437

Income before income tax expense	13,704	9,354	11,748	35,085	50,300

Income tax expense	2,610	2,011	2,243	8,186	10,445

Net income	$11,094	$7,343	$9,505	$26,899	$39,855
Percentage of revenue	17%	13%	16%	12%	17%

Net income per diluted common and common equivalent share (2)	$0.25	$0.17	$0.21	$0.61	$0.85

Diluted weighted-average common and common equivalent shares outstanding	43,524	43,506	45,346	44,063	46,648

Cash dividends per common share	$0.085	$0.085	$0.085	$0.340	$0.330

(1) Amounts include stock option expense, as follows:
Cost of revenue	$348	$278	$402	$1,215	$1,596
Research, development, and engineering	971	723	956	3,239	3,627
Selling, general, and administrative	2,151	1,723	2,330	7,261	8,401
Total stock option expense	$3,470	$2,724	$3,688	$11,715	$13,624

(2) Net income per diluted common and common equivalent share excluding stock option expense	$0.31	$0.21	$0.27	$0.79	$1.05
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2007	2006	2007	2006

Revenue (GAAP)	$65,321	$54,745	$58,305	$225,737	$238,424

Gross margin (GAAP)	$47,857	$40,127	$42,112	$161,253	$173,481
Stock option expense	348	278	402	1,215	1,596
Gross margin (Non-GAAP)	$48,205	$40,405	$42,514	$162,468	$175,077
Percentage of revenue	74%	74%	73%	72%	73%

R, D & E expenses (GAAP)	$9,681	$8,704	$8,111	$34,335	$32,607
Stock option expense	(971)	(723)	(956)	(3,239)	(3,627)
R, D & E expenses (Non-GAAP)	$8,710	$7,981	$7,155	$31,096	$28,980

S, G & A expenses (GAAP)	$26,949	$24,303	$24,208	$99,819	$96,678
Stock option expense	(2,151)	(1,723)	(2,330)	(7,261)	(8,401)
S, G & A expenses (Non-GAAP)	$24,798	$22,580	$21,878	$92,558	$88,277

Operating income (GAAP)	$11,227	$7,120	$9,793	$27,099	$44,196
Stock option expense	3,470	2,724	3,688	11,715	13,624
Operating income (Non-GAAP)	$14,697	$9,844	$13,481	$38,814	$57,820
Percentage of revenue	22%	18%	23%	17%	24%

Net income (GAAP)	$11,094	$7,343	$9,505	$26,899	$39,855
Stock option expense, net of tax	2,326	1,828	2,438	7,870	8,883

Net income excluding stock option expense (Non-GAAP)	$13,420	$9,171	$11,943	$34,769	$48,738
Percentage of revenue	21%	17%	20%	15%	20%

Net income per diluted share (GAAP)	$0.25	$0.17	$0.21	$0.61	$0.85
Stock option expense, net of tax	0.06	0.04	0.06	0.18	0.20
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.31	$0.21	$0.27	$0.79	$1.05
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	December 31,	December 31,
	2007	2006

Assets

Cash and investments	$267,888	$266,220

Accounts receivable	38,923	40,055

Inventories	27,459	30,583

Property, plant, and equipment	26,680	26,028

Goodwill and intangible assets	126,185	128,306

Other assets	52,411	37,459

Total assets	$539,546	$528,651

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$27,343	$37,527

Income taxes (1)	22,550	9,548

Deferred revenue and customer deposits	13,288	7,726

Shareholders' equity (1)	476,365	473,850

Total liabilities and shareholders' equity	$539,546	$528,651

(1)	Upon the adoption of FIN 48 on January 1, 2007, Cognex recognized a $4,021,000 increase in income tax liabilities and a corresponding reduction in shareholders' equity.
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2007	2006	2007	2006

Revenue	$65,321	$54,745	$58,305	$225,737	$238,424

Revenue by division:
Modular Vision Systems Division	82%	91%	86%	87%	87%
Surface Inspection Systems Division	18%	9%	14%	13%	13%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	33%	34%	36%	35%	35%
Europe	34%	32%	28%	32%	28%
Japan	21%	25%	28%	23%	28%
Asia	12%	9%	8%	10%	9%
Total	100%	100%	100%	100%	100%

Revenue by market:
Discrete factory automation	61%	64%	56%	62%	55%
Semiconductor and electronics capital equipment	21%	27%	30%	25%	32%
Web and surface inspection	18%	9%	14%	13%	13%
Total	100%	100%	100%	100%	100%

Revenue by product:
Vision software, systems, and sensors	64%	75%	73%	71%	75%
ID products	12%	10%	7%	10%	7%
Web and surface inspection	14%	5%	9%	8%	8%
Service	10%	10%	11%	11%	10%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com